Exhibit 1.3
EXECUTION COPY
AMENDMENT TO
NOTE CONVERSION AND SECURITIES PURCHASE AGREEMENT
          AMENDMENT to Note Conversion And Securities Purchase Agreement, dated November 10, 2008 (the “Note Conversion and Securities Purchase Agreement”), is entered into by and between Las Vegas Sands Corp. (the “Company”) and Dr. Adelson (the “Purchaser”). Except as hereby amended, the Note Conversion and Securities Purchase Agreement remains in full force and effect. Capitalized terms used but not defined herein have the meanings ascribed to them in the Note Conversion and Securities Purchase Agreement.
          WHEREAS, on November 10, 2008, the Company entered into the Note Conversion and Securities Purchase Agreement providing for the issuance and sale by the Company of shares of its 10% Series A Cumulative Perpetual Preferred Stock (the “Preferred Stock”) and warrants to purchase shares of its common stock, par value $0.001 per share (the “Common Stock”) to the Purchaser.
          WHEREAS, on November 10, 2008, the Company entered into an Underwriting Agreement with Goldman Sachs & Co. (the “Underwriting Agreement”) relating to a public offering by the Company of shares of its Common Stock and units consisting of shares of Preferred Stock and warrants to purchase additional shares of Common Stock.
          NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein and for good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, the parties hereto agree to amend the terms of the Note Conversion and Securities Purchase Agreement as follows:
ARTICLE 1
          1.1 Amendment of Section 1.1. Section 1.1, Definitions, is hereby amended as follows:
               (a) The following sentences shall be added immediately preceding the definition of “Information Statement”:
               “Indemnified Party” has the meaning set forth in Section 5.12 of this Agreement.
               “Indemnified Loss” has the meaning set forth in Section 5.12 of this Agreement.
               (b) The following sentences shall be added immediately preceding the definition of “Prospectus”:
               “Proceeding” has the meaning set forth in Section 5.12 of this Agreement.
Amendment to Note Conversion and Securities Purchase Agreement

          1.2 Amendment of Section 5.1. The text of Section 5.1, Conversion of Notes, is hereby amended and restated in its entirety as follows:
Notwithstanding any provision to the contrary contained in the Indenture, the Purchaser hereby covenants and agrees to convert $475,000,000 aggregate principal amount of the Notes on the Closing Date, and on the Closing Date the Purchaser shall (i) deliver to the Company a Notice of Conversion (as defined in the Indenture) dated the Closing Date, and (ii) surrender $475,000,000 aggregate principal amount of the Notes to the Company for cancellation, it being understood and agreed by the parties hereto that no further action of the Purchaser shall be required in order to effect the conversion contemplated hereby. For avoidance of doubt, the parties hereby acknowledge, that on the Closing Date, as a result of the offerings contemplated by the Underwriting Agreement, the Conversion Rate (as such term is defined in the Indenture) shall be 181.8182 and the Conversion Price (as such term is defined in the Indenture) shall be $5.50, and that on the Closing Date, upon receipt of the Notice of Conversion and $475,000,000 aggregate principal amount of the Notes, notwithstanding any provision to the contrary contained in the Indenture, the Company shall issue to the Purchaser 86,363,636 shares of Common Stock, the issuance of which shares shall not be subject to the prior receipt of any of the approvals set forth in the definition of “Approvals” in the Convertible Note Purchase Agreement, except for such approvals which have already been obtained. Furthermore, the Company agrees to pay the Purchaser, on the Closing Date, accrued and unpaid interest on the Notes to, but not including, the Closing Date. Prior to the Closing Date, the Purchaser agrees that it will not sell, assign or transfer the Notes, unless the purchaser, assignee or transferee thereof agrees in writing, for the benefit of the Company, to comply with the terms of this Section 5.1 as if such purchaser, assignee or transferee was the Purchaser; provided, however, that a transfer from the Purchaser to any Adelson Holder (as such term is defined in the Second Amended and Restated Registration Rights Agreement) (or a transfer from an Adelson Holder to another Adelson Holder) shall not require execution of such a writing if such a writing has already been provided by such Adelson Holder. The Purchaser and the Company agree that upon the conversion of the Notes, Section 5.7 of the Convertible Note Purchase Agreement shall cease to be of force and effect, effective as of the Closing Date.
          1.3 Amendment of Section 5.3. The text of Section 5.3, Information Statement, is hereby amended and restated as follows:
Promptly following the date of this Agreement, the Company shall prepare and, in no event more than 40 days after the Closing Date, file with the Commission an information statement describing the Stockholder Consent and containing the information required by Schedule 14C in accordance with all applicable rules and regulations of the Commission (the “Information Statement”). The Company shall use its reasonable best efforts to cause the Commission to clear the Information Statement for mailing to stockholders. As soon as reasonably practicable after the Commission has cleared the Information Statement, the Company shall mail the Information Statement to the holders of its Common Stock. The Company shall provide the Purchaser with a copy of the Information Statement and all modifications thereto prior to filing or delivery to the Commission (and the Purchaser shall have a reasonable period to review and comment on such Information Statement), and the Company shall consult with the Purchaser in connection

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therewith. The Company shall not mail any Information Statement, or any amendment or supplement thereto, to which the Purchaser reasonably and timely objects. The Purchaser hereby waives the obligation of the Company set forth in Section 5.2 of the Convertible Note Purchase Agreement.
          1.4 Addition of Section 5.12. The following text is added after Section 5.11, as a new Section 5.12.
               5.12 HSR Indemnification.
               (a) The Company shall indemnify and hold harmless the Purchaser, the Principal Stockholder, each Related Party and each of their respective affiliates, agents and employees, and the estates, beneficiaries and heirs and assigns of each, as applicable (each, an “Indemnified Party”), from and against any and all liabilities, losses and reasonable and documented expenses (including, without limitation, investigation expenses and expert witnesses’ and attorneys’ fees and expenses, regulatory fees, filing fees, judgments, penalties, fines, and amounts paid or to be paid in settlement) actually incurred by such Indemnified Party (collectively, such items being referred to as an “Indemnified Loss”, but being net of any related insurance proceeds or other amounts actually received by such Indemnified Party or paid by or on behalf of the Company on such Indemnified Party’s behalf), in connection with any action, suit or proceeding (or any inquiry or investigation, whether brought by or in the right of any Governmental Authority, the Company, any Subsidiary or affiliate of the Company, or otherwise, that any Indemnified Party in good faith believes might lead to the institution of any such action, suit or proceeding), whether civil, administrative, regulatory or investigative, and any and all appeals therefrom, in which any Indemnified Party is a party, is threatened to be made a party, is a witness or is participating (a “Proceeding”) arising from, or based upon, directly or indirectly, the failure of any Indemnified Party (whether or not such Indemnified Party is a direct participant in the transactions contemplated by this Agreement) to make any filing or to obtain any approval or clearance from the Federal Trade Commission or the Department of Justice required under 15 U.S.C. sec. 18a, or any regulation thereunder, in respect of the transactions contemplated by this Agreement.
               (b) If an Indemnified Party is entitled under this Agreement to indemnification by the Company for some or a portion of any Indemnified Loss but not, however, for all of the total amount thereof, the Company shall nevertheless indemnify the Indemnified Party for the portion thereof to which the Indemnified Party is entitled.
               (c) The Company shall pay to each Indemnified Party, as and when incurred and in advance of the final disposition of a Proceeding, the amount of any and all reasonable and documented expenses incurred by the Indemnified Party in connection with such Proceeding, including, without limitation, investigation expenses, expert witnesses’ and attorney’s fees and expenses.
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          1.5 Effectiveness. This Amendment shall be effective as of November 10, 2008.
          IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and delivered by their respective officers hereunto duly authorized as of the date first above written.

/s/ Miriam Adelson
Dr. Miriam Adelson

LAS VEGAS SANDS CORP.
By:	/s/ William P. Weidner
	Name:	William P. Weidner
	Title:	President and Chief Operating Officer

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